Exhibit 10.14

May 10, 2018

Lisa Pearson

delivered via email

Dear Lisa,

On behalf of BigCommerce (the “Company”), I am pleased to offer you a full-time, exempt position as Chief Marketing Officer reporting to Brent Bellm, CEO at our Austin, Four Points, TX location. You will be provided a job description to outline basic responsibilities and expectations of your position, but the Company reserves the right to add, delete or modify your duties as needed. If you accept our offer of employment by complying with the instructions set forth in the last paragraph of this offer, your first day of employment will be July 9, 2018. The terms of this offer of employment are as follows:

At-Will Employment: In accepting our offer of employment, you certify your understanding that your employment will be on an at-will basis, and that neither you nor the Company has entered into a contract regarding the terms or the duration of your employment.

Introductory Period: The first ninety (90) days of your employment are considered an introductory period. This period allows both you and the Company to evaluate whether this is a good match for the skills and qualifications necessary to succeed in your position. Successful completion of the introductory period does not in any way create a contract of employment or change the terms of at-will employment as indicated in this offer letter.

Compensation: Your compensation package details are included in the attached Exhibit A.

Equity: Subject to the approval of the Company’s Board of Directors, you will be granted an option under the Company’s 2013 Stock Plan (the “Plan”) to purchase 873,086 shares of the Company’s common stock at a price per share equal to the fair market value of the common stock on the date upon which the Board of Directors approves the option grant. We will recommend that the Company’s Board of Directors set your vesting schedule with respect to such options as follows: Twenty-five percent (25%) of the shares subject to the option will vest on the first anniversary of your employment with the Company and in equal monthly installments thereafter over a total vesting period of four (4) years, provided you remain an employee of the Company. A condition to the issuance of your options will be your execution and delivery to the Company of the stock option agreement. Other details on options will be provided at a later date.

You have an opportunity to earn additional equity by achieving performance-related goals as agreed upon between you and the Company. If these goals are achieved, you will be granted a stock option to purchase an additional 135,830 shares of the Company’s Common Stock (the “Performance Option Shares”). This grant is subject to the approval of the Company’s Board of Directors at the first Board Meeting after the date the performance-related goals are achieved, under the Company’s stock option plan at a price per share equal to the fair market value of shares as determined by the Board of Directors on the date of grant.

Change of Control: In the event that there is both a Change of Control (as defined in the Plan) of the Company and within the period beginning three (3) months prior to and ending twelve (12) months following such Change of Control your employment is terminated by the Company or their successors without Cause (as defined in the Plan), or you resign for Good Reason (a “CoC Termination”), then all of your remaining unvested Option Shares shall be accelerated and immediately become vested, released from the Company’s repurchase right and exercisable.

2/11/2016 – Salary Exempt with Variable

Termination of employment: You or the Company may terminate your employment at any time during the course of your employment by giving you notice in writing. Should the Company terminate you without Cause the Company shall pay you an amount equal to six (6) months base salary. The amount described above is referred to as “Severance Payments”. Severance Payments are in addition to payment of your base salary for the period through the date of termination, plus reimbursement of all expenses for which you are entitled to be reimbursed, but for which you have not yet been reimbursed.

No Severance Payments shall be made or provided under this letter unless you first execute and do not revoke a waiver and release in a form reasonably satisfactory to the Company within 60 days following the date of termination (or if the Company delivers a copy of such release to you more than five days after termination, the time period will be extended to 60 days plus the number of days beyond five days), which provides for a release of any and all claims that you have or might have against the Company, subject to standard exclusions.

Any Severance Payment above will be payable in one, lump sum payment, in accordance with the Company’s regular payroll practices, on the first payroll period following the date the waiver and release becomes effective (the “Payment Date”) provided, however, that if the period in which you have discretion to execute or revoke the waiver and release straddles two calendar years, then the Company will pay the Severance Payment in the second of such years, regardless of which year you actually deliver the executed general release to the Company. You may not, directly or indirectly, designate the calendar year of payment. Upon your receipt of the Severance Payment, you waive your right to the Notice Requirement.

“Good Reason” means your resignation following the occurrence of one or more of the following without your consent: (i) the permanent non-voluntary relocation of your principal place of employment to a place more than 30 miles away from the Company’s headquarters in Austin, Texas; (ii) a material diminution in your base compensation or bonus opportunity, as a percentage of your base salary immediately before the such reduction; or (iii) a material diminution in your authority, title, duties, reporting status, powers or responsibilities with the entity employing you. In order to resign for Good Reason, you will be required to provide written notice of intent to resign for Good Reason within 60 days following the occurrence of the event that is alleged to constitute Good Reason, the entity employing you shall have 30 days from the delivery of such written notice by you to cure any acts constituting Good Reason, and, if not timely cured, your resignation must be effective no later than 30 days after the expiration of such cure period.

Benefits: You will become eligible to participate in the Company’s medical, dental and vision plans on your first day of employment. In addition, the Company provides company-paid life insurance and coverage for short-term and long-term disability benefits. For an additional cost to you, dependent coverage for these plans is available for qualified family members. You will also be able to participate in the Company’s 401(k) plan after eligibility requirements are met. Once you are eligible, you will be automatically enrolled in the Company’s 401(k) plan at a contribution rate of three percent (3%), unless you decline enrollment. The parameters for all benefits, time off, and holidays will be further outlined during your new hire orientation; however, please contact your recruiter if you would like additional information sooner.

Proprietary Information: You will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement (the “PIIA”) and any related exhibits. Any and all prior representations which may have been communicated to you, whether written or oral, regarding employment with the Company are superseded by the Proprietary Information and Inventions Agreement.

2/11/2016 – Salary Exempt with Variable

Agreement Contingency: This offer is contingent upon successful completion of a criminal background check. As required by law, your employment with the Company is also contingent upon your providing documentation to support your identity and eligibility to work in the United States. For example, a valid U.S. Passport or Alien Registration Receipt Card are acceptable documents to establish both identity and employment eligibility. Additionally, a current driver’s license or voter’s registration card in addition to a social security card or certified birth certificate copy will establish identity and eligibility to work. The types of acceptable documentation are listed on the Form I-9 of the Immigration and Naturalization Service. Please contact your recruiter if you have any questions about which documents are acceptable to verify your identity and eligibility to work in the United States.

Conflict of Interest: By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties while working for the Company. You also agree that you are entering into employment with the Company without constraint by any prior employment agreement, consulting agreement or other employment relationship. Furthermore, you are expected to be without possession of any confidential information belonging to any other company or entity that you have or had a working relationship and, which, in your best judgment, could be utilized in conjunction with your employment with the Company.

Closing Terms: We are pleased to have you join our team and are confident that our offer will give you an opportunity for personal and professional development. If you have any questions or concerns, please contact your recruiter as soon as possible. Otherwise, I hope to hear from you with an acceptance so I can welcome you aboard. I look forward to working with you and am confident that you will find your employment with us a rewarding experience.

Kindest regards, /s/ Robert Alvarez Robert Alvarez COO & CFO

Offer Letter Acknowledgement and Acceptance
Please indicate your acceptance below and return this offer letter to me by the close of business on May 15, 2018.

Accepted:	/s/ Lisa Pearson	Agreed Start date:	07/09/2018
	Lisa Pearson		Date

2/11/2016 – Salary Exempt with Variable

Exhibit A: Compensation

All forms of compensation below are subject to applicable withholding and payroll taxes.

Beginning Base Salary (Base Compensation)	$325,000 per year Payable on the Company’s regular pay dates on the 5th and the 20th of each month.

Executive Bonus Target (Variable Compensation)	$97,500 per year (paid quarterly) Payable in accordance with the Executive Management Performance Incentive Plan.

TOTAL On Target Earnings (OTE) (Base + Variable Compensation)	On target and at plan, your projected, annualized, earnings with base and variable compensation are estimated at $422,500 per year.

2/11/2016 – Salary Exempt with Variable